Exhibit 99.1

Special Committee of CreXus Investment Corp.'s Board of Directors Announces Retention of Advisors

NEW YORK--(BUSINESS WIRE)--November 29, 2012--CreXus Investment Corp. (NYSE: CXS) today announced that the Special Committee of its Board of Directors has retained Lazard as its independent financial advisor and Goodwin Procter LLP as its independent legal counsel to assist the Special Committee in its work. As CreXus previously announced on November 13, 2012, the Board of Directors formed a Special Committee of independent directors to consider, among other things, a proposal from Annaly Capital Management, Inc. (NYSE: NLY) to acquire all of the outstanding shares of Common Stock of CreXus not currently owned by Annaly for $12.50 per share in cash.

The Special Committee has not set a definitive timetable for its evaluation, and no decisions have been made by the Special Committee with respect to CreXus’ response to Annaly’s proposal. There can be no assurance that any agreement will be executed or that Annaly’s proposal, or any other transaction, will be approved or consummated. The Special Committee does not intend to disclose developments regarding these matters until it has determined that there is a need, if any, to update the market.

About CreXus Investment Corp.

CreXus acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial real property, commercial mortgage-backed securities and other commercial and residential real estate-related assets. CreXus’ principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. CreXus is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) and is externally managed by Fixed Income Discount Advisory Company, a wholly owned subsidiary of Annaly Capital Management, Inc.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the review by CreXus’ Special Committee of independent directors of the Proposal, the timing of such review, and the outcome of such review. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risks detailed in CreXus’ filings with the Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. CreXus is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning CreXus or matters attributable to CreXus or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

CONTACT:
CreXus Investment Corp.
Investor Relations, 646-829-0159